Exhibit 99.1
news release
For Immediate Release
February 18, 2015
Employers Holdings, Inc. Reports Fourth Quarter and Full Year 2014 Earnings and Declares First Quarter 2015 Dividend

Quarterly GAAP Net Income per Diluted Share of $0.91, up $0.47 from the Fourth Quarter of 2013
Quarterly Net Income Before the LPT per Diluted Share of $0.44, up $0.47 from the Fourth Quarter of 2013

Full Year GAAP Net Income per Diluted Share of $3.14 per Diluted Share, up $1.14 from the Full Year of 2013
Full Year Net Income Before the LPT per Diluted Share of $1.42 per Diluted Share, up $0.61 from the Full Year of 2013
Key Highlights
(Comparison of Q4 and full year 2014 to Q4 and full year of 2013)

•	Net premiums earned increased 1.5% in the quarter and 6.6% in the full year

•	Net premiums written declined 2.8% in the quarter and increased 1.4% in the full year

•	Total revenue was flat in the quarter and increased 6.9% in the full year

•	In-force payroll exposure declined 2.1% overall and 9.3% in California year-over-year

•	Net rate (in-force premium divided by in-force payroll) increased 3.9% overall and 11.2% in California in the full year

•	Net realized gains declined 43.7% in the quarter and increased 71.5% in the full year

•
The combined ratio before the LPT improved 16.0 percentage points in the quarter and 4.8 points for the full year, largely driven by a loss provision rate of 72.2% in the fourth quarter of 2014, a decline of 14.3 percentage points year-over-year, and an estimated loss provision rate of 73.6% in the full year, a decline of 3.4 percentage points year-over-year

	Q4 2014	Q4 2013	Year 2014	Year 2013
Expense ratio	29.7%	28.8%	30.8%	31.7%
Loss & LAE ratio before impact of LPT	72.5%	89.5%	74.3%	78.1%
Combined ratio before impact of LPT	102.2%	118.2%	105.0%	109.8%

•	Book value per share before the LPT increased 8.6% since December 31, 2013

•
In the full year, the reallocation of $13.1 million of reserves ($1.1 million in the fourth quarter) from non-taxable periods prior to January 1, 2000, reduced our effective tax rate by 3.4 percentage points, or $3.6 million.

•	Changes in LPT estimates lowered GAAP losses and increased GAAP net income

(1)	Favorable development in the LPT ceded reserves reduced the deferred reinsurance gain, reduced losses and loss adjustment expenses (LAE) and increased net income by:

a.	$8.8 million in the quarter, an increase of $0.27 per diluted share; and

b.	$31.1 million in the full year, an increase of $0.97 per diluted share.

(2)	Increases in LPT contingent profit commission receivables reduced losses and LAE and increased net income by:

a.	$2.9 million in the quarter, an increase of $0.09 per diluted share; and

b.	$10.8 million in the full year, an increase of $0.34 per diluted share.

Reno, Nevada-February 18, 2015-Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported fourth quarter 2014 net income of $29.1 million or $0.91 per diluted share compared with net income of $14.2 million or $0.44 per diluted share in the fourth quarter of 2013. Full year net income was $100.7 million or $3.14 per diluted share in 2014 compared with $63.8 million or $2.00 per diluted share in 2013.
Net income includes the impact of the Loss Portfolio Transfer ("LPT") Agreement. Fourth quarter net income before impact of the LPT (the Company's non-GAAP measure described below) was $14.2 million or $0.44 per diluted share in the fourth quarter of 2014 and $(1.1) million or $(0.03) per diluted share in the fourth quarter of 2013. Full year net income before impact of the LPT was $45.7 million or $1.42 per diluted share in 2014 compared with $25.9 million or $0.81 per diluted share in 2013. As indicated in the key highlights above, LPT reserves continued to develop favorably. Management reiterates that given the continuing favorable adjustments to the LPT ceded reserves, it is important to review the Company's results before impact of the LPT. Calculations before the impact of the LPT exclude the favorable adjustments which may, in some reporting periods, mask underlying trends in the business.
President and Chief Executive Officer Douglas D. Dirks commented on the results: “Our fourth quarter was a strong finish to a solid year. Earnings before the LPT increased $0.47 per diluted share in the fourth quarter of 2014 and $0.61 per diluted share in the full year relative to the same periods in 2013. Our combined ratio before the LPT improved 16.0 percentage points in the quarter and 4.8 percentage points in the year relative to 2013, largely attributable to improvements in our provision rate for current year losses relative to net premiums earned. As demonstrated in our improved financial and operating results, benefits from the underwriting and pricing initiatives we announced one year ago are beginning to be realized, and we believe these benefits will continue throughout 2015, given current conditions."
Dirks continued: "As a reminder, our initiatives include the following: centralizing the management of our underwriting and sales operations; slowing policy count growth in California; establishing a three-company pricing platform in California with newly approved rates and territorial multipliers; non-renewing poor performing business; increasing pricing for under-performing class codes; and targeting attractive classes of business in and outside of California. As a result of these initiatives, at December 31, 2014, our net rate in California increased 11.2% as our policy count declined 2.0% and payroll exposure decreased a substantial 9.3%. In all of our states, our net rate increased 3.9% as policy count grew 1.5% and our overall payroll exposure declined 2.1%. To further illustrate the impact of our initiatives, since June 2014, we have decided to non-renew 13.3% of our premium available to renew in southern California, where attorney involvement and cumulative trauma claims previously drove our loss and loss adjustment expense per open claim higher than in other parts of California and significantly higher than in the other states where we operate."
Dirks concluded: "While the spike in litigated claims in southern California that we experienced in the fourth quarter of 2013 was not repeated throughout 2014, nearly four out of five open claims in southern California continue to have attorney representation. However, we have experience in handling these claims, which has resulted in our average paid litigated claims in California being 40% below the California industry average in 2013, according to the California Workers' Compensation Institute. Our superior claims handling, in combination with benefits from our underwriting and pricing initiatives, have contributed to loss trends in our book of business which are improving. At year-end 2014, our total Company indemnity claim frequency is down year-over-year while severity has remained stable relative to prior quarters in 2014. As a result, we dropped our current accident year provision rate for losses by 14.3 percentage points in the fourth quarter and 3.4 points for the full year compared to the same periods in 2013."
First Quarter 2015 Dividend
The Board of Directors declared a first quarter 2015 dividend of six cents per share. The dividend is payable on March 18, 2015 to stockholders of record as of March 4, 2015.
Conference Call and Web Cast; Form 10-K, Supplemental Materials
The Company will host a conference call on Thursday, February 19, 2015, at 8:30 a.m. Pacific Standard Time. The conference call will be available via a live web cast on the Company's web site at www.employers.com. An archived version will be available following the call. The conference call replay number is (888) 286-8010 with a pass code of 83735585. International callers may dial (617) 801-6888.
EHI expects to file its Form 10-K for the year ended December 31, 2014, with the Securities and Exchange Commission (“SEC”) on or about Thursday, February 19, 2015. The Form 10-K will be available without charge through the EDGAR system at the SEC's web site at www.sec.gov, and will also be posted on the Company's website, www.employers.com, through the “Investors” link.
The Company provides a list of portfolio securities in the Calendar of Events, Fourth Quarter “Investors” section of its web site at www.employers.com.
An investor presentation for the reporting period will be posted to the website.

Discussion of Non-GAAP Financial Measures
This earnings release includes non-GAAP financial measures used to analyze the Company's operating performance for the periods presented.
These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company's operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company's performance because the items excluded have limited significance in current and ongoing operations.
The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company's non-GAAP financial measures to similarly titled measures used by other companies.
Net Income before impact of the LPT Agreement. Net income before (i) amortization of deferred reinsurance gain-LPT Agreement (ii) adjustments to LPT Agreement ceded reserves and (iii) adjustments to the contingent profit commission.
Deferred reinsurance gain-LPT Agreement. Deferred reinsurance gain–LPT Agreement reflects the unamortized gain from our LPT Agreement. Under GAAP, this gain is deferred and is being amortized using the recovery method. Amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries over the life of the LPT Agreement, except for the contingent profit commission, which is amortized through June 30, 2024. The amortization is reflected in losses and LAE. We periodically reevaluate the remaining direct reserves subject to the LPT Agreement and the expected losses and LAE subject to the contingent profit commission under the LPT Agreement. Our reevaluations result in corresponding adjustments, if needed, to reserves, ceded reserves, contingent commission receivable, and the Deferred Gain, with the net effect being an increase or decrease, as the case may be, to net income.

(a)
Any adjustment to the contingent profit commission under the LPT Agreement results in a cumulative adjustment to the Deferred Gain, which is also recognized in losses and LAE incurred in the consolidated statement of income and comprehensive income, so that the Deferred Gain reflects the balance that would have existed had the revised contingent profit commission been recognized at the inception of the LPT Agreement. (LPT Contingent Commission Adjustments).

(b)
Any adjustment to the estimated reserves ceded under the LPT Agreement results in a cumulative adjustment to the Deferred Gain, which is also included in losses and LAE incurred in the consolidated statement of income and comprehensive income, so that the Deferred Gain reflects the balance that would have existed had the revised reserves been recognized at the inception of the LPT Agreement (LPT Reserve Adjustments).

Gross Premiums Written. Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company's insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.
Net Premiums Written. Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.
Losses and LAE before impact of the LPT Agreement. Losses and LAE includes (i) amortization of deferred reinsurance gain-LPT Agreement (ii) adjustments to LPT Agreement ceded reserves and (iii) adjustments to the contingent profit commission.
Losses and LAE Ratio. The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.
Commission Expense Ratio. Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.
Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.
Combined Ratio. The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, the policyholder dividends ratio and the underwriting and other operating expense ratio.

Combined Ratio before impact of the LPT Agreement. Combined ratio before impact of the LPT Agreement is the GAAP combined ratio before (i) amortization of deferred reinsurance gain-LPT Agreement (ii) adjustments to LPT Agreement ceded reserves and (iii) adjustments to the contingent profit commission.
Equity including deferred reinsurance gain-LPT Agreement. Equity including deferred reinsurance gain-LPT Agreement is total equity plus the deferred reinsurance gain-LPT Agreement. The deferred reinsurance gain-LPT is part of statutory capital against which we write business.
Book value per share. Equity including deferred reinsurance gain-LPT Agreement divided by number of shares outstanding.
Net rate. Net rate, defined as total premium in-force divided by total insured payroll exposure, is a function of a variety of factors, including rate changes, underwriting risk profiles and pricing, and changes in business mix related to economic and competitive pressures.
Forward-Looking Statements
In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company's future operations and performance. Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives.
EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI's future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in EHI's public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q, the Company's Annual Reports on Form 10-K, the Company's underwriting and pricing initiatives, expectations regarding these initiatives, the status of litigated claims in Southern California, and improvements in loss trends.
All forward-looking statements made in this press release reflect EHI's current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The business and results of EHI could be affected by, among other things, competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience including increased loss costs nationally and in California, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, accounting changes, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments (including adverse developments in financial markets as a result of, among other things, changes in local, regional or national economic conditions and volatility and deterioration of financial markets), credit and other risks associated with EHI's investment activities, significant changes in investment yield rates, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions (including pricing conditions), relations with and performance of employees and agents, observed market conditions (including trends in rates, losses and claim frequency), EHI's growth rate, capital needs at EHI's operating companies, strategic initiatives, and other factors identified in EHI's filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.
The SEC filings for EHI can be accessed through the “Investors” link on the Company's website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.
CONTACT:
Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Vicki Erickson Mills, (775) 327-2794, vericksonmills@employers.com.
© 2015 EMPLOYERS. All rights reserved.
EMPLOYERS® and America's small business insurance specialist® are registered trademarks of Employers Insurance Company of Nevada. Insurance is offered through Employers Compensation Insurance Company, Employers Insurance Company of Nevada, Employers Preferred Insurance Company, and Employers Assurance Company. Not all insurers do business in all jurisdictions.

Employers Holdings, Inc.
Consolidated Statements of Comprehensive Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share data)	2014	2013	2014	2013
Revenues
Gross premiums written	$151,580	$156,270	$697,712	$689,871
Net premiums written	$149,291	$153,559	$687,624	$678,466
Net premiums earned	$172,601	$169,992	$684,467	$642,349
Net investment income	17,877	17,915	72,354	70,764
Realized gains on investments, net	2,136	3,794	16,338	9,529
Other income	34	663	308	939
Total revenues	192,648	192,364	773,467	723,581
Expenses
Losses and loss adjustment expenses	110,217	136,902	453,354	463,579
Commission expense	20,399	19,792	81,382	78,258
Underwriting and other operating expense	30,856	29,042	129,167	125,324
Interest expense	731	826	3,005	3,246
Total expenses	162,203	186,562	666,908	670,407

Net income before income taxes	30,445	5,802	106,559	53,174
Income tax (benefit) expense	1,311	(8,359)	5,875	(10,650)
Net income	$29,134	$14,161	$100,684	$63,824
Less impact of the LPT Agreement:
Amortization of Deferred Gain related to losses	2,674	3,115	11,147	12,890
Amortization of Deferred Gain related to contingent commission	518	526	1,905	1,710
Impact of the LPT Reserve Adjustments	8,777	8,874	31,112	18,986
Impact of the LPT Contingent Commission Adjustments	2,953	2,731	10,846	4,348
Net income before LPT Agreement	$14,212	$(1,085)	$45,674	$25,890
Comprehensive income
Unrealized gains (losses) during the period (net of taxes of $14,606 and $(17,734) for the periods ended December 31, 2014 and 2013, respectively)	$6,614	$1,670	$27,127	$(32,937)
Reclassification adjustment for realized gains in net income (net of taxes of $5,718 and $3,335 for the periods ended December 31, 2014 and 2013)	(1,389)	(2,466)	(10,620)	(6,194)
Other comprehensive income (loss), net of tax	5,225	(796)	16,507	(39,131)
Total comprehensive income	$34,359	$13,365	$117,191	$24,693
Weighted average shares outstanding
Basic	31,596,435	31,356,077	31,529,621	31,142,534
Diluted	32,143,130	32,139,146	32,069,069	31,938,167
Earnings per common share
Basic	$0.92	$0.45	$3.19	$2.05
Diluted	0.91	0.44	3.14	2.00
Earnings per common share attributable to the LPT Agreement
Basic	$0.47	$0.48	$1.74	$1.22
Diluted	0.47	0.47	1.72	1.19
Earnings per common share before the LPT Agreement
Basic	$0.45	$(0.03)	$1.45	$0.83
Diluted	0.44	(0.03)	1.42	0.81

Employers Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	As of	As of
	December 31, 2014	December 31, 2013
Assets
Available for sale:
Fixed maturity securities at fair value (amortized cost $2,186,119 at December 31, 2014 and $2,116,064 at December 31, 2013)	$2,275,749	$2,182,546
Equity securities at fair value (cost $97,834 at December 31, 2014 and $89,689 at December 31, 2013)	172,705	162,312
Total investments	2,448,454	2,344,858
Cash and cash equivalents	103,573	34,503
Restricted cash and cash equivalents	10,758	6,564
Accrued investment income	20,511	20,255
Premiums receivable, less bad debt allowance of $7,877 at December 31, 2014 and $7,064 at December 31, 2013	295,832	279,080
Reinsurance recoverable for:
Paid losses	10,663	8,412
Unpaid losses, including bad debt allowance of $389 at December 31, 2013	669,481	742,666
Deferred policy acquisition costs	44,600	43,532
Deferred income taxes, net	49,709	58,062
Property and equipment, net	21,032	16,616
Intangible assets, net	9,034	9,685
Goodwill	36,192	36,192
Contingent commission receivable–LPT Agreement	26,366	25,104
Other assets	23,450	17,920
Total assets	$3,769,655	$3,643,449

Liabilities and stockholders' equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,369,666	$2,330,491
Unearned premiums	310,778	303,967
Total claims and policy liabilities	2,680,444	2,634,458
Commissions and premium taxes payable	46,285	45,314
Accounts payable and accrued expenses	20,379	18,711
Deferred reinsurance gain–LPT Agreement	207,020	249,072
Notes payable	92,000	102,000
Other liabilities	36,683	25,191
Total liabilities	$3,082,811	$3,074,746

Employers Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)
(Continued)

	As of	As of
	December 31, 2014	December 31, 2013
Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 54,866,802 and 54,672,904 shares issued and 31,493,828 and 31,299,930 shares outstanding at December 31, 2014 and 2013, respectively	$549	$547
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	—	—
Additional paid-in capital	346,602	338,090
Retained earnings	595,318	502,198
Accumulated other comprehensive income, net	106,925	90,418
Treasury stock, at cost (23,372,974 shares at December 31, 2014 and 2013)	(362,550)	(362,550)
Total stockholders’ equity	686,844	568,703
Total liabilities and stockholders’ equity	$3,769,655	$3,643,449

Equity including deferred reinsurance gain - LPT
Total stockholders’ equity	$686,844	$568,703
Deferred reinsurance gain - LPT Agreement	207,020	249,072
Total equity including deferred reinsurance gain - LPT Agreement (A)	$893,864	$817,775
Shares outstanding (B)	31,493,828	31,299,930
Book value per share (A * 1000) / B	$28.38	$26.13

Employers Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	December 31,
	2014	2013
Operating activities
Net income	$100,684	$63,824
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,995	6,080
Stock-based compensation	6,033	5,622
Amortization of premium on investments, net	10,560	8,969
Deferred income tax benefit	(535)	(10,761)
Realized gains on investments, net	(16,338)	(9,529)
Excess tax benefits from stock-based compensation	(1,156)	—
Other	496	241
Change in operating assets and liabilities:
Premiums receivable	(17,565)	(57,175)
Reinsurance recoverable for paid and unpaid losses	71,322	63,775
Federal income taxes recoverable	6,506	(3,663)
Unpaid losses and loss adjustment expenses	39,175	98,951
Unearned premiums	6,811	38,818
Accounts payable, accrued expenses and other liabilities	10,259	(1,080)
Deferred reinsurance gain-LPT Agreement	(42,052)	(31,971)
Contingent commission receivable–LPT Agreement	(1,262)	(5,963)
Other	(10,536)	(2,413)
Net cash provided by operating activities	169,397	163,725
Investing activities
Purchase of fixed maturity securities	(378,012)	(514,210)
Purchase of equity securities	(29,458)	(30,499)
Proceeds from sale of fixed maturity securities	47,875	52,471
Proceeds from sale of equity securities	36,539	30,652
Proceeds from maturities and redemptions of investments	251,051	206,843
Proceeds from sale of fixed assets	—	780
Capital expenditures and other	(9,299)	(3,716)
Change in restricted cash and cash equivalents	(4,194)	(1,211)
Net cash used in investing activities	(85,498)	(258,890)
Financing activities
Acquisition of treasury stock	—	—
Cash transactions related to stock-based compensation	1,555	6,462
Dividends paid to stockholders	(7,540)	(7,455)
Payments on notes payable	(10,000)	(10,000)
Excess tax benefits from stock-based compensation	1,156	—
Net cash used in financing activities	(14,829)	(10,993)
Net increase (decrease) in cash and cash equivalents	69,070	(106,158)
Cash and cash equivalents at the beginning of the period	34,503	140,661
Cash and cash equivalents at the end of the period	$103,573	$34,503

Employers Holdings, Inc.
Calculation of Combined Ratio before the Impact of the LPT Agreement
(in thousands, except for percentages)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net premiums earned	$172,601	$169,992	$684,467	$642,349

Losses and loss adjustment expenses	$110,217	$136,902	$453,354	$463,579
Loss & LAE ratio	63.9%	80.5%	66.2%	72.2%

Amortization of Deferred Gain related to losses	$2,674	$3,115	$11,147	$12,890
Amortization of Deferred Gain related to contingent commission	518	526	1,905	1,710
LPT Reserve Adjustments	8,777	8,874	31,112	18,986
LPT Contingent Commission Adjustments	2,953	2,731	10,846	4,348
Loss & LAE before impact of LPT	$125,139	$152,148	$508,364	$501,513
Impact of LPT	8.6%	8.9%	8.0%	5.9%
Loss & LAE ratio before impact of LPT	72.5%	89.5%	74.3%	78.1%

Commission expense	$20,399	$19,792	$81,382	$78,258
Commission expense ratio	11.8%	11.6%	11.9%	12.2%

Underwriting & other operating expenses	$30,856	$29,042	$129,167	$125,324
Underwriting & other operating expenses ratio	17.9%	17.2%	18.9%	19.5%

Total expenses	$161,472	$185,736	$663,903	$667,161
Combined ratio	93.6%	109.3%	97.0%	103.9%

Total expense before impact of the LPT	$176,394	$200,982	$718,913	$705,095
Combined ratio before the impact of the LPT	102.2%	118.2%	105.0%	109.8%

Reconciliations to Current Accident Period Combined Ratio:
Losses & LAE before impact of LPT	$125,139	$152,148	$508,364	$501,513
Plus: Unfavorable prior period reserve development	(529)	(5,137)	(4,521)	(6,934)
Accident period losses & LAE before impact of LPT	$124,610	$147,011	$503,843	$494,579

Losses & LAE ratio before impact of LPT	72.5%	89.5%	74.3%	78.1%
Plus: Unfavorable prior period reserve development ratio	(0.3)	(3.0)	(0.7)	(1.1)
Accident period losses & LAE ratio before impact of LPT	72.2%	86.5%	73.6%	77.0%

Combined ratio before impact of the LPT	102.2%	118.2%	105.0%	109.8%
Plus: Unfavorable prior period reserve development ratio	(0.3)	(3.0)	(0.7)	(1.1)
Accident period combined ratio before impact of LPT	101.9%	115.2%	104.3%	108.7%